NEWS RELEASE

INNOVA ANNOUNCES MANAGEMENT CHANGES TO STRENGTHEN ROBOTIC INITIATIVES AND SUCCESSFULLY IMPLEMENT STRATEGIC PLAN

FORT MYERS, FL – August 27, 2007 – Walter Weisel, Chairman of The Board of Directors of Innova Robotics & Automation, Inc. (INRA.OB) announced today key management changes that he believes will significantly enhance the Company’s ability to achieve its strategic goals and to place a more important emphasis on the Company’s robotic initiatives. In a recent Board of Director’s meeting, Mr. Weisel proposed that he be allowed to concentrate his efforts more fully on the Company’s robotic initiatives. Upon Mr. Weisel’s recommended management changes and proposal, the Board of Directors appointed Eugene Gartlan as Chief Executive Officer of Innova Robotics & Automation, Inc. Mr. Weisel will remain Chairman of the Board as well as President of Innova Robotics, Inc. and Robotic Workspace Technologies, Inc. (RWT), two of the Company’s subsidiaries. Mr. Gartlan will continue to serve as a member of the Board of Directors.

“The Board of Directors and I believe these management changes will significantly strengthen our ability to successfully accomplish our strategic goals,” said Walter Weisel. “Gene Gartlan’s hands-on experience attaining strategic goals and commitment to Innova’s growth strategies makes him a powerful leader and motivator.”

“The management change also enables me to focus more of my time on the important licensing initiatives for the patents, software, and intellectual properties held by Innova and for automated robotic devices for the elderly and the disabled,” said Mr. Weisel.

Mr. Gartlan has a very strong background including several senior management positions. Before becoming CEO, he was Executive Director of Strategic Development and had previously been CFO of Innova Robotics & Automation, Inc., assisting Mr. Weisel and leading the Company through its early days after merging with RWT, requiring the raising of funds and the focused direction of the Company. During this time, the Company acquired CoroWare, which today represents approximately 90% of the Company’s revenues. Previously in his career, Mr. Gartlan was CFO of Thomson Information Publishing, a large global information publishing company where he oversaw over 150 acquisitions in diverse markets around the world. Earlier in his career, he was with Dun and Bradstreet in a variety of senior management positions, and was CFO of Moody’s Investor Service, Inc. In the early years of his career, he was with Price Waterhouse. Over his career, Mr. Gartlan’s responsibilities have included strategic planning, acquisitions, new business development initiatives, asset allocation, international finance and other important experiences that will help him lead Innova in achieving its strategic goals.

Walter Weisel has a long and distinguished career in the industrial and service robotic markets and is recognized as one of the founders of robotics for industrial automation. When Mr. Weisel began his career, robotics did not exist in manufacturing plants, and now they are an absolute necessity to any manufacturing activity worldwide looking for quality and high productivity. He was awarded the Joseph F. Engelberger award in 1990 for the most significant contribution of robotics to the service of mankind. Mr. Weisel was responsible for the reverse merger in 2004, protecting Innova’s intellectual property by successfully settling a lawsuit with a major robot OEM earlier this year, and for overseeing the acquisitions of CoroWare and Altronics. His vision is to bring robotics into all the vertical markets the Company has identified as potential growth opportunities. His focus initially will be on the health care market, and in particular robotics to aid the mobility of seriously disabled individuals, including injured veterans. Additionally, Mr. Weisel will focus on the important licensing initiatives for the patented technology of RWT.

The Board of Directors of Innova, on behalf of all the Company’s shareholders and employees, wish to take this opportunity to thank Walt and Gene for their continuing leadership of the Company and look forward to Walt’s continued success driving the robotic initiatives of Innova. Additionally, the Board has strongly expressed its support of Gene to continue to build on the momentum that has been created and the successes that have been achieved in growing market share, both through acquisitions and new product development, and to expand the business into international markets.

About Innova Robotics & Automation Inc.
Fort Myers, Fla.-based Innova Robotics & Automation (INRA.OB) pioneers innovative control and communication solutions that make robotics and automated business systems more productive, powerful and profitable for customers in the telecommunications, manufacturing, aerospace, research, and service industries. The Company is chartered to continue expanding its growing suite of technologies through acquisitions and organic growth. Innova operates through four subsidiaries, CoroWare Technologies, Altronics Service, Robotic Workspace Technologies, and Innova Robotics, which offer convergent technology and expertise for greater functionality and ROA. Visit Innova online at www.innovaroboticsautomation.com.

Forward-looking statements such as “believe,” “expect,” “may,” “plan,” “intend,” etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

FOR MORE INFORMATION:
Sandra L. Brooks
INCOMM International Inc.
7825 Baymeadows Way, Suite 101-A
Jacksonville, FL 32256
Tel: (904) 636-5085
Email: slbrooks@incomminternational.com
URL: www.incomminternational.com